SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2008

IMMUCOR, INC.

(Exact name of registrant as specified in its charter)

Georgia	0-14820	22-2408354
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3130 Gateway Drive P.O. Box 5625 Norcross, Georgia	30091-5625
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code, is (770) 441-2051

Not applicable

(Former name or former address,

if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On August 4, 2008, Matrix Acquisition Company, Inc. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Immucor, Inc. (the “Company”), merged (the “Merger”) with and into BioArray Solutions Ltd., a Delaware corporation (“BioArray”). The Merger completed the acquisition of BioArray by the Company, pursuant to the Agreement and Plan of Merger among the Company, Merger Sub and BioArray dated March 11, 2008 (the “Merger Agreement”). BioArray is now a wholly-owned subsidiary of the Company.

Pursuant to the Merger Agreement, the Company acquired BioArray for approximately $120 million less certain purchase price adjustments pursuant to the Merger Agreement (the “Aggregate Merger Consideration”). Approximately $20 million of the Aggregate Merger Consideration was placed into an escrow account (the “Escrow Fund”) as a source of recovery for the Company for any post-closing adjustments to the Aggregate Merger Consideration, including those relating to certain damages that may be incurred by the Company as provided in the Merger Agreement. The Escrow Fund will provide the Company’s exclusive remedy for the recovery of damages or post-closing price adjustments to the Aggregate Merger Consideration related to breaches of representations, warranties, covenants and agreements under the Merger Agreement.

At the effective time of the Merger, each share of BioArray capital stock was converted into the right to receive approximately $0.73 in cash (the “Per Share Consideration”). Options, warrants and other rights to acquire shares of BioArray capital stock (the “BioArray Options”) issued and outstanding immediately prior to the Merger were converted into the right to receive an amount equal to the Per Share Consideration, less the exercise price per share, for each share of BioArray capital stock underlying such BioArray Options.

Additionally, immediately prior to the Merger, BioArray distributed to holders of BioArray capital stock and BioArray Options an aggregate of 81% of the membership interests of BCT Holdings, LLC, a Delaware limited liability company and a wholly-owned subsidiary of BioArray (“BCT”). As a result the Company, through BioArray, now owns 19% of BCT. BioArray granted BCT an exclusive royalty-free license to use certain technology in fields outside of blood transfusion and transplantation.

A press release announcing the completion of the Merger is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

TM Capital Corp. served as financial advisor to the Company in the BioArray transaction and received a fee for its services. Michael S. Goldman, a member of the Company’s Board of Directors since May 2006, is a Managing Director and principal of TM Capital. With the receipt of this fee, Mr. Goldman will no longer qualify as an independent director of the Company under Nasdaq listing standards. As a result, Mr. Goldman notified the Company as of August 4, 2008 that he will not stand for re-election at this year’s annual meeting of the Company’s shareholders.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

All required financial statements with respect to BioArray will be filed by amendment pursuant to Item 9.01(a)(4) within 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.

All required pro forma financial information with respect to BioArray will be filed by amendment pursuant to Item 9.01(b)(2) within 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(d)	Exhibits.

EXHIBIT NUMBER	DESCRIPTION
2.1	Agreement and Plan of Merger, dated March 11, 2008, among Immucor, Inc., Matrix Acquisition Company, Inc. and BioArray Solutions Ltd. (incorporated by reference to Exhibit 2.1 to Immucor, Inc.’s Current Report on Form 8-K filed on March 17, 2008).

99.1	Press Release of Immucor, Inc. dated August 5, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IMMUCOR, INC.

Date: August 8, 2008	By:	/s/ Philip H. Moïse
Philip H. Moïse
Vice President, General Counsel and Secretary

EXHIBIT LIST

EXHIBIT NUMBER	DESCRIPTION
2.1	Agreement and Plan of Merger, dated March 11, 2008, among Immucor, Inc., Matrix Acquisition Company, Inc. and BioArray Solutions Ltd. (incorporated by reference to Exhibit 2.1 to Immucor, Inc.’s Current Report on Form 8-K filed on March 17, 2008).

99.1	Press Release of Immucor, Inc. dated August 5, 2008.